Exhibit 10.6

LEASE AGREEMENT

SMITH DEVELOPMENT COMPANY, INC.
Landlord

AND

PROTERRA INC.
Tenant

AT

1 WHITLEE COURT
GREENVILLE, SOUTH CAROLINA

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made by and between SMITH DEVELOPMENT COMPANY, INC., a corporation incorporated in South Carolina (“Landlord”) and PROTERRA INC., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1. Basic Lease Terms and Definitions.

(a) Land: that certain parcel of land in Greenville County, South Carolina more fully described on Exhibit “A”

(b) Premises: the Land and the improvements located on the Land, including the Building, located on the Land having a street address of 1 Whitlee Court, Greenville, SC.

(c) Building: the building located on the Land containing approximately 209,286 rentable square feet

(d) Term: 99 months. In the event that Tenant validly exercises the Renewal Option(s) pursuant to Section 31 of this Lease, then all references herein to the “Term” shall be deemed to include the Renewal Term(s).

(e) Commencement Date: April 1, 2018.

(f) Expiration Date: 11:59 p.m. on the last day of the Term.

(g) Annual Base Rent: Payable in monthly installments as follows:

Period	Months	Annual Base Rent Rate/PSF of the Building	Monthly Base Rent	Annual Base Rent
04/01/2018 — 06/30/2018	1 to 3	Abated	$0	N/A
07/01/2018 - 03/31/2019	4 to 12	$4.05	$70,634.03	N/A
04/01/2019 — 03/31/2020	13 to 24	$4.17	$72,726.89	$872,722.62
04/01/2020 — 03/31/2021	25 to 36	$4.30	$74,994.15	$899,929.80
04/01/2021 — 03/31/2022	37 to 48	$4.43	$77,261.42	$927,136.98
04/01/2022 — 03/31/2023	49 to 60	$4.56	$79,528.68	$954,344.16
04/01/2023 — 03/31/2024	61 to 72	$4.70	$81,970.35	$983,644.20
04/01/2024 — 03/31/2025	73 to 84	$4.84	$84,412.02	$1,012,944.24
04/01/2025 — 03/31/2026	85 to 96	$4.99	$87,028.10	$1,044,337.14
04/01/2026 — 06/30/2026	97 to 99	$5.14	$89.644.17	N/A

Notwithstanding anything to the contrary, during Months 1 to 3 being the period commencing on April 1, 2018 and ending June 30, 2018 (the “Free Rent Period”), Tenant shall not be required to pay Base Rent but Tenant shall be liable for payment of all Annual Operating Expenses as set forth in Sections 5 and 6 hereof and all utilities as set forth in Section 7 hereof during the Free Rent Period.

(h) Annual Operating Expenses: Estimated at $371,811.30 annually, payable in monthly installments of $30,984.28, subject to adjustment as provided in this Lease.

(i) Tenant’s Share: 100% (also see Additional Definitions).

(j) Use: manufacturing, warehousing, distribution, storage, fulfillment and any other legal purposes incidental thereto.

(k) Security Deposit: Intentionally omitted.

(l) Addresses For Notices:

Landlord:	Tenant:
Smith Development Company, Inc. P.O. Box 17189 Greenville, SC 29606	Proterra Inc. 1 Whitlee Court Greenville, SC 29607 Attn: Eric McCarthy

With a copy to: Proterra Inc. 1815 Rollins Road Burlingame, CA 94010 Attn: Legal Affairs

(m) Additional Definitions: See Rider for the definitions of other capitalized terms.

(n) Contents: The following are attached to and made a part of this Lease:

Rider — Additional Definitions             Exhibits:           “A” — Description of Land

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises. The Premises is located at 1 Whitlee Court in Greenville South Carolina, and the Premises includes the Building containing approximately 209,286 rentable square feet and all adjacent surface parking. Tenant accepts the Premises “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Subsection 1(c) above without regard to actual measurement. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Outside storage is permitted, including the storage of buses, bus bodies and other materials and components of Tenant and the operation of one or more charging stations of Tenant located on the Premises but outside the Premises provided the outside storage and charging stations comply with all Laws and Title Exceptions. Tenant shall have the exclusive right to utilize the entire parking areas upon the Premises during the Term.

4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated or extended in accordance with this Lease.

5. Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Annual Base Rent in accordance with the Base Rent Schedule set forth in Section 1 above and Annual Operating Expenses as set forth in this Lease for the Term. Tenant shall pay Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise. In the case of any partial month, Monthly Base Rent and the monthly portion of Annual Operating Expenses shall be prorated accordingly. Any Rent not paid within 10 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property and trade fixtures. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6. Operating Expenses. The amount of the Annual Operating Expenses set forth in Subsection 1(h) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. Each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Landlord will promptly provide to Tenant supporting information with respect to a statement of Operating Expenses such as invoices for taxes and insurance upon Tenant’s request. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 60 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. If Tenant disagrees with the statement and specifies the items and amounts in dispute, Tenant shall, pending the resolution of such dispute, nonetheless pay all of Tenant’s Annual Operating Expenses in accordance with the statement furnished by Landlord. Upon the resolution of such dispute, the amount due Tenant (if any) shall be credited against future payments of Rent. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. It is the intention of the parties that except as set forth herein to the contrary, this Lease is a “triple net lease” and Landlord shall receive the Annual Base Rent, Annual Operating Expenses and other sums required of Tenant under the Lease, except for Landlord’s obligations set forth in this Lease, undiminished from all costs, expenses and obligations of every kind relating to the Premises, which shall arise or become due during the Term, all of which shall be paid by Tenant. Notwithstanding the foregoing or any other provision of this Lease, after the first full calendar year following the Commencement Date, the amount of Annual Operating Expenses paid by Tenant shall not exceed one hundred three percent (103%) of the amount of Annual Operating Expenses paid by Tenant for the preceding calendar year measured on a cumulative basis; provided, however, the foregoing cap shall not be applicable to Non-Controllable Operating Expenses (as hereinafter defined). “Non-Controllable Operating Expenses” are defined as taxes and assessments (including pursuant to any recorded covenants or agreements), insurance costs, snow removal and utility expenses.

7. Utilities.

(a) Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except for any utilities that are not separately metered (for which Landlord shall invoice Tenant for the cost or include the cost in Operating Expenses), Tenant shall obtain utility service in its own name and timely pay all charges directly to the provider. In the event that any meter serving the Premises is not functioning properly or during the period that such meter is being repaired, Tenant shall be responsible for its pro rata share of utility usage based upon Landlord’s reasonable estimate. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

(b) From time to time, at Landlord’s option, Landlord may estimate the monthly cost for all utilities that are not being directly metered and billed to Tenant and bill Tenant the estimated amount therefor. All such estimated amounts shall be paid together with Monthly Rent. Landlord shall deliver to Tenant at least annually (or more frequently at Landlord’s election) a statement indicating the actual amount of Tenant’s share of such utilities based upon the actual utility invoiced (as may be applicable). If any reconciliation of utilities reveals that any additional payments are due, Tenant shall pay such deficiency to Landlord within fifteen (15) days after invoice therefor. If the reconciliation reveals that Tenant has overpaid utilities for such period, Landlord shall credit such overpayment against Rent hereunder, or if the Term has expired, pay such amount to Tenant. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

8. Insurance; Waivers; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require. If Landlord elects to obtain rent loss coverage, its own commercial general liability insurance policy or any other insurance coverage as Landlord may reasonably deem appropriate or as any Mortgagee may require, other than the property insurance policy, then the cost of such insurance coverage shall be at Landlord’s expense and may not be included as part of Annual Operating Expenses notwithstanding any other provision of this Lease. All deductibles shall be at industry standard amounts or as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages as Landlord may reasonably require with a combined single limit of not less than $1,000,000 and $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage, containing a contractual liability endorsement covering Tenant’s indemnification obligations hereunder, written on an occurrence basis and containing a waiver of subrogation provision; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Additionally, if permitted by Tenant’s insurance company, such insurance policy shall provide that the policy shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage. Tenant shall also maintain insurance against loss or damage to Tenant’s personal property, fixtures and Alterations.

(c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this Subsection, but is limited to the amount of insurance required to be carried under this Lease or to the actual proceeds received after a loss, whichever is greater. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, or other cause.

(d) Neither Landlord nor Landlord’s Indemnitees shall be liable for and Tenant shall indemnify and save harmless Landlord and Landlord’s Indemnitees from and against any and all liabilities, damages, claims, suits, costs (including costs of suit, attorneys’ fees and costs of investigation) and actions of any kind, foreseen or unforeseen, arising or alleged to arise by reason of injury to or death of any person or damage to or loss of property, occurring on, in, or about the Premises, or by reason of any other claim whatsoever of any person or party, occasioned, directly or indirectly, wholly or partly: (a) by the occupancy or use of the Property by Tenant or its Agents or by any act or omission on the part of Tenant or its Agents, whether prior to, during or after the Term; or (b) by any breach, violation or non-performance of any covenant of Tenant under this Lease. If any action or proceeding shall be brought by or against Landlord or any Landlord Indemnitee in connection with any such liability, claim, suit, cost, injury, death or damage, Tenant, on notice from Landlord or any Landlord Indemnitee, shall defend such action or proceeding, at Tenant’s expense, by or through attorneys reasonably satisfactory to Landlord or the Landlord Indemnitee. The provisions of this paragraph shall apply to all activities of Tenant or its Agents with respect to the Premises, whether occurring before or after execution of this Lease. Tenant’s obligations under this paragraph shall not be limited to the coverage of insurance maintained or required to be maintained by Tenant under this Lease. Neither Landlord nor any Landlord Indemnitee shall be liable in any manner to Tenant or its Agents for any injury to or death of persons or for any loss of or damage to property, regardless of whether such loss or damage is occasioned by casualty, theft or any other cause of whatsoever nature, excluding loss or damage to property caused, solely by the negligence or intentional acts of Landlord or any Landlord Indemnitee. In no event shall Landlord or any Landlord Indemnitee be liable in any manner to Tenant or its Agents as the result of the acts or omissions of Tenant or its Agents and all liability therefore shall rest with Tenant. All personal property upon the Premises shall be at the risk of Tenant only, and neither Landlord nor any Landlord Indemnitee shall be liable for any damage thereto or theft thereof, whether or not due in whole or in part to the negligence of Landlord or any Landlord Indemnitee. Tenant’s obligations pursuant to this Subsection shall survive the expiration of the Term or earlier termination of this Lease.

9. Maintenance and Repairs.

(a) Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; and (ii) Building roof and exterior walls. Costs incurred by Landlord under the foregoing Subsection (ii) will be included in Operating Expenses in accordance with the definition of Operating Expenses in the Rider attached to this Lease. To the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect to Maintain the same at Tenant’s sole expense and bill Tenant directly. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition. Furthermore, Landlord shall be responsible, at Landlord’s cost and not as an Operating Expense, for correcting any latent defects with respect to the Premises; provided, however, that Landlord shall have no obligation to repair (i) latent defects capable of detection in the ordinary course of Tenant’s business and first detected more than one (1) year after the commencement date of the Existing Lease, and/or (ii) latent defects that have no material adverse effect on Tenant’s ability to conduct business in or gain access to the Premises.

(b) Except as provided in Subsection (a) above, Tenant at its sole expense shall Maintain the Premises, including, but not limited to, all heating, ventilation and air conditioning systems, or other Building System, lighting, plumbing fixtures, walls, partitions, sidewalks, landscaping, parking and other paved areas, dock doors, loading areas, floors, doors, windows, fixtures and equipment in the Premises. Tenant shall obtain annual, written maintenance contracts with competent, licensed contractors for the maintenance of the sprinkler and heating, ventilation and air conditioning systems. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10. Compliance.

(a) Laws. Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy and obtain all Permits necessary for Tenant’s use, occupancy and/or business conducted at the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the Americans with Disabilities Act (the “ADA”) if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

(b) Agreement regarding Wall Interstate Park Agreement. Tenant will comply, and will cause its Agents to comply, with that certain Agreement related to the Wall Interstate Park entered into between Wachovia Bank of South Carolina, N.A., as Trustee for the Ben R. Wall, Jr., Trust for the Descendants of Else Wall Johnson and Orders Distributing Company, Inc., dated June 27, 1995 and recorded in the Office of the Register of Deeds for Greenville County in Book 1620 at Page 923, and all other recorded covenants, conditions, restrictions and other documents that encumber the Premises (collectively, “Title Exceptions”).

(c) Change in Use. Tenant shall pay to Landlord any increase in the cost of any insurance on the Premises incurred by Landlord, which is caused by Tenant’s use or occupancy of the Premises, any actions by Tenant or its Agents, or because Tenant vacates the Premises prior to the expiration of the Term or earlier termination of the Lease. Tenant shall pay the amount of such increase as additional rent within 30 days after being billed.

(d) Hazardous Materials.

(1) Compliance with Environmental Laws. Tenant shall not engage in any activity in, on or about the Premises in violation of Environmental Laws. Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises will be used by Tenant or Tenants Agents for disposal of Hazardous Materials; (iv) if requested by Landlord, Tenant will deliver to Landlord copies of all material safety data sheets and other written information prepared by manufacturers, importers or suppliers of any Hazardous Materials; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.

(2) Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, mortgagees and ground lessors, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Materials used, stored, maintained, transported, generated, or disposed of by or for Tenant or Tenant’s Agents or under Tenant’s control or any violation of Environmental Laws by Tenant or Tenant’s Agents after the commencement date of the Existing Lease. Tenant’s obligations under this Subsection shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment resulting from such loss, damages, and liabilities, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration of the Term or earlier termination of this Lease.

(3) Indemnification of Tenant. Landlord shall indemnify, protect, defend and hold Tenant, its successors, assigns, agents, employees, contractors, partners, directors, officers and affiliates, harmless from and against any and all losses and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees incurred by Tenant (collectively, “Tenant Losses”) arising out of or involving any Hazardous Materials or a condition arising or resulting from same, that has come to be located in, on, under or about the Premises prior to the commencement date of the Existing Lease (as defined below). Landlord’s obligations under this Subsection shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment resulting from such loss, damages, and liabilities, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.

(4) Should any assessment, investigation or sampling reveal the existence of any Hazardous Materials in, on, under, or about, or migrating from or onto the Premises as a result of any Hazardous Materials used, stored, maintained, transported, generated, or disposed of by or for Tenant or Tenant’s Agents or under Tenant’s control in violation of Environmental Laws after the commencement date of the Existing Lease, then, in addition to such event constituting an Event of Default under this Lease, and Landlord having all rights available to Landlord under this Lease and by law by reason of such Event of Default, at Landlord’s election, Tenant shall either undertake all action required by any governmental authority in accordance with all Laws at Tenant’s own expense, or reimburse Landlord for all costs incurred in connection with Landlord’s performance of the same.

(5) Landlord represents that, to its actual knowledge without investigation or inquiry, as of the commencement date of the Existing Lease, the Premises were free from Hazardous Materials, and to Landlord’s actual knowledge without investigation or inquiry, there has never been environmental pollution on the Land by Landlord or Landlord’s Agents.

(6) The provisions of this Subsection 10(d) shall survive the expiration of the Term or earlier termination of this Lease.

11. Signs. Tenant shall be entitled to have building clad signage on the exterior of the Building and monument signage, provided all signage must comply with all Laws and Title Exceptions. Signage shall be installed by Tenant at its expense. Tenant shall maintain all signs installed by Tenant in good condition and in compliance with all Laws and Title Exceptions. Tenant shall remove its signs upon expiration of the Term or the earlier termination of this Lease, shall repair any resulting damage, and shall restore the Premises to its condition existing prior to the installation of Tenant’s signs.

12. Alterations. Except for non-structural and non-material Alterations that (i) do not exceed $60,000 in the aggregate in any fiscal year, (ii) do not affect any Building System or the structural portions of the Building, (iii) do not require penetrations into the roof of the Building, and (iv) do not require work on the roof of the Building, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. Landlord shall notify Tenant whether Landlord grants or denies its consent with ten (10) business days after receipt of Tenant’s consent request. If Landlord fails to notify Tenant that Landlord is or is not granting its consent to a Tenant Alterations consent request within the stated time for response, then Landlord shall be deemed to have granted its consent to Tenant’s Alteration request. Tenant shall not be responsible for any type of Landlord supervision fee, including but not limited to, construction supervision and architectural plan review in connection with any Alterations made to the Premises unless the Alterations (i) affect any Building System or the structural portions of the Building, or (ii) require penetrations into the roof of the Building. With respect to any Alterations made by or on behalf of Tenant that requires Landlord’s consent, (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, and (ii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above. approved by Landlord. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. Landlord has the right to require Tenant to remove the Alterations at the expiration or termination of this Lease, at the sole expense of Tenant. Upon the expiration or termination of this Lease, if required by Landlord, the Premises shall be returned to the condition in which they were delivered to Tenant at the commencement of the term of the Existing Lease, normal wear and tear excepted. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not adversely affect any structural portion of the Property, any Building System or any other equipment or facilities of Landlord serving the Building or any occupant. Tenant’s obligations pursuant to this Section shall survive the expiration or termination of this Lease.

13. Mechanics’ Liens. Tenant will discharge, bond over, or otherwise satisfy any mechanics or materialmen’s lien which has been filed against the Premises arising out of work done for, or materials furnished to Tenant, its contractors or subcontractors within thirty (30) days following the date Tenant receives notice that the lien has been filed, or if Tenant is contesting any such lien or the claims on which it is based, Tenant will have provided Landlord assurances against loss or damage reasonably satisfactory to Landlord. If Tenant shall fail to cause such lien to be discharged within such 30-day period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection therewith plus interest at the Interest Rate within ten (10) days of receipt of an invoice from Landlord. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvements, alteration to or repair of the Premises or the Property or any part thereof, nor as giving Tenant a right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics’ liens against the Premises or the Property.

14. Landlord’s Right of Entry. During normal business hours, Landlord may enter the Premises to show it to prospective purchasers, mortgagees and tenants and for the purpose of inspection, or making any repairs or performing any maintenance which Landlord is required or permitted to make hereunder; provided that Landlord will provide Tenant not less than 48 hour prior written notice except in the event of an emergency involving the threat of injury to persons or damage to property in or around the Premises, in which event Landlord may enter the Premises at such times and will provide Tenant with such notice as is reasonable under the circumstances. Notwithstanding any provision to the contrary contained in this Section 14, Landlord acknowledges that (i) Landlord and any person permitted access to the Premises pursuant to this Section 14 shall not take pictures, film, video or otherwise capture images of the interior of the Premises, except if necessary to document the condition of the Premises including any damage thereto or any violations of this Lease and except if required by Landlord’s lender for appraisal or financing purposes and except for images taken for marketing purposes during the last 12 months of the Term and approved by Tenant, and (ii) Tenant shall have the right to secure an area and/or areas where its servers, client confidential information and other trade secrets will be located (collectively, “Confidential Areas”) and except in the event of an emergency involving the threat of injury to persons or damage to property in or around the Premises, no one, including, without implied limitation, persons providing recurring services shall be permitted to enter the Confidential Areas unless (i) any person entering the Confidential Areas is escorted by an employee or other representative of Tenant, and (ii) Landlord has provided Tenant no less than 48 hours prior reasonable written notice.

15. Damage by Fire or Other Casualty. If the Premises are totally destroyed by fire or other casualty or if a casualty shall render the Premises unusable for Tenant’s business purposes, using a commercially reasonable standard, and such damage cannot be repaired as reasonably determined by Landlord within one hundred eighty (180) days from the date of said casualty (each a “Substantial Casualty”), either Landlord or Tenant (unless the damage was caused by the fault or negligence of Tenant or Tenant’s Agents) may terminate this Lease within thirty (30) days after the occurrence of the event causing the damage. If a casualty occurs during the last 12 months of the Term, either Landlord or Tenant (unless the damage was caused by the fault or negligence of Tenant or Tenant’s Agents) may terminate this Lease unless Tenant has the right to extend the Term and does so within 30 days after the date of the casualty. Moreover, if a casualty occurs, Landlord may terminate this Lease if the loss is not adequately covered in Landlord’s sole but reasonable discretion by the insurance required to be maintained by Landlord under this Lease. In the event that either party elects to terminate this Lease after a casualty, the obligation of Tenant to pay Rent and other charges hereunder shall end as of the date when the damage occurred and other charges prepaid by Tenant shall be adjusted between the parties.

If neither party so terminates this Lease as provided above or in the case of a casualty not constituting a Substantial Casualty, then Landlord shall commence the repair, restoration or rebuilding of the Premises as soon as reasonably possible and thereafter diligently prosecute the same to completion as soon as reasonably possible, provided adequate insurance proceeds are available, and Tenant shall, at Tenant’s sole cost and expense, repair, replace and restore to the extent deemed necessary by Tenant for the operation of Tenant’s business from the Premises, Tenant’s personalty, trade fixtures, equipment and fixtures, and all Alterations installed by or on behalf of Tenant either prior to or during the Term. If Landlord’s portion of such repair, restoration or rebuilding is not substantially completed within three hundred sixty-five (365) days after the date of such damage, except for Force Majeure (as defined below) and delays caused by Tenant or Tenant’s Agents, and Tenant cannot operate in the Premises, then Tenant shall have the right to terminate this Lease (unless the damage was caused by a willful act of Tenant or Tenant’s Agents) and the obligation of Tenant to pay Rent and other charges hereunder shall end as of the date of such termination and other charges prepaid by Tenant shall be adjusted between the parties. If neither party terminates this Lease as provided above, and if the casualty or the repair, restoration or rebuilding caused thereby shall render the Premises untenantable, in whole or in part, and is not due to the fault or negligence of Tenant or Tenant’s Agents, employees or invitees, an equitable abatement in Rent and other charges hereunder shall be allowed from the date when the damage occurred until the date when the repair, restoration or rebuilding is substantially complete.

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion or Tenant’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession, and Landlord shall refund to Tenant any Rent prepaid beyond the effective date of termination, and Landlord and Tenant will be released of all liabilities and obligations arising on or after the effective date of such termination except for any liabilities and obligations that expressly survive such termination. If this Lease is not terminated, Landlord shall restore the Building and other portions of the Premises not Taken to a condition as near as reasonably possible to the condition prior to the Taking, the Annual Base Rent shall be abated for the period of time all or a part of the Premises is untenantable either in proportion that such rentable square foot area that is untenantable bears to the rentable square foot of the Premises or in another equitable manner based on the nature of the Taking, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled and except for damage or loss to any leasehold improvements or fixtures installed or constructed upon the Premises by Tenant, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against Landlord and anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in Subsection (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease if the Transfer involves an assignment of Tenant’s interest in the Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate if the Transfer involves an assignment of Tenant’s interest in the Lease and the Affiliate’s financials are not already part of a consolidated financial statement maintained by Tenant, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or sublease reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 business days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee in the Transfer involves an assignment of Tenant’s interest in the Lease, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. If Landlord fails to grant or refuse to grant any consent to any Transfer within 15 business days of receipt of Tenant’s request, then Tenant’s request for consent shall be deemed to have been approved by Landlord. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assignment and assumption agreement or a sublease reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested. If Tenant assigns or sublets all or any portion of the Premises (other than to an Affiliate), Tenant shall pay to Landlord as additional rent, as and when received by Tenant, an amount equal to fifty percent (50%) of the difference between (a) all sums paid to Tenant, its Agent or Affiliate by or on behalf of such assignee or subtenant under the assignment or sublease, and (b) the Monthly Base Rent, and Operating Expenses paid by Tenant under this Lease and attributable to the portion of the Premises assigned or sublet. Prior to payment to Landlord of its share of any such difference, Tenant may deduct from all sums received from any assignee or subtenant (i) brokerage fees, advertising and legal expenses incurred in connection with such assignment or sublease, and (ii) expenses of above standard improvements constructed in such assigned or subleased space and paid for by Tenant.

19. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as there is no Event of Default under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request and which are reasonably acceptable to Tenant. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) bound by any amendment of this Lease made without its written consent, or (ii) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c) In the event there is a mortgage encumbering the Property, then, upon the written request of Tenant, Landlord agrees to use reasonable efforts to obtain such Mortgagee’s standard form nondisturbance agreement for the benefit of Tenant.

(d) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20. Tenant’s Certificate; Financial Information. Within 10 days after a party’s request from time to time, the other party shall execute, acknowledge and deliver to the other party, for the benefit of such party and/or for the benefit of Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in a form reasonably requested by the requesting party, modified as necessary to accurately state the facts represented. Upon Landlord’s written request but not more than one (1) time in any 12-month period, Tenant shall, within ten (10) business days of Landlord’s request, furnish to Landlord financial statements describing Tenant’s then current financial condition prepared in Tenant’s ordinary course of business. If Tenant is a publicly traded corporation, then delivery of Tenant’s last published financial information will be satisfactory for purposes of this section. Any information gained from any such financial statement will be confidential and will not be disclosed, except to carry out the purposes of this Lease. Such financial statements may be disclosed to any lenders of Landlord, prospective purchasers of the Property and prospective lenders of any purchasers of the Property so long as such parties agree to keep such information confidential to the extent permitted by law.

21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition and in the condition required by Section 12 of this Lease, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise or unless the parties have otherwise agreed), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed within thirty (30) days of the expiration of the Term or the earlier termination of this Lease as required shall be deemed abandoned, and in such event, Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at sufferance. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Base Rent shall be 125% of the Monthly Base Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord under Section 22 of this Lease, and if the holdover period extends beyond thirty (30) days, Tenant shall be also be liable for any consequential damages that Landlord suffers as a result of the holdover.

22. Defaults - Remedies.

(a) Tenant’s Default.

(i) The following acts and occurrences will constitute an event of default (an “Event of Default”) by Tenant under this Lease: (i) Tenant defaults in payment of any installment of Rent or other sum payable by Tenant hereunder and fails to cure such default within ten (10) days after written notice thereof; (ii) Tenant fails to observe or perform any other provision of this Lease on Tenant’s part to be performed and such failure continues for thirty (30) days after written notice to Tenant of such failure unless such failure (other than the payment of money) by its nature cannot be completely cured within such thirty (30) day period, in which event Tenant will not be in default unless Tenant fails to commence to cure such failure within such thirty (30) day period and diligently prosecute such cure to completion; (iii) if Tenant files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or is adjudicated a bankrupt or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and Tenant consents to or acquiesces in the filing thereof or such petition or answer is not being discharged or denied within 60 days after the occurrence of any of the foregoing; or (iv) if a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant or of the Premises or Tenant’s leasehold interest therein is appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator is appointed in any proceeding brought against Tenant and is not to be discharged within 60 days after such appointment, or if Tenant consents to or acquiesces in such appointment.

(ii) If an Event of Default by Tenant as defined above occurs, then in addition to any other remedies available to Landlord at law or in equity, Landlord may re- enter the Premises, with or without terminating this Lease, and without being liable for prosecution or damages, and if Landlord so elects, Landlord may terminate this Lease. If Landlord at any time terminates this Lease for any default, then it may recover from Tenant all reasonable damages it may incur by reason of the default, including the cost of recovering the Premises and the value at the time of termination of the excess, if any, of the amount of Rent reserved in this Lease for the remainder of the Term (excluding any unexercised Renewal Term(s)) over the then reasonable rental value of the Premises for the remainder of the stated term, both figures being discounted to present value using a discount rate equal to the discount rate of the Federal Reserve Bank of San Francisco, California, at the time of award. Alternatively, Landlord may elect to keep this Lease in effect and recover monthly from Tenant an amount equal to the Rent and other charges due less the amount, if any, of any rentals which Landlord may receive by reletting the Premises after subtracting therefrom all costs incurred by Landlord in connection with such reletting. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Notwithstanding the foregoing, Landlord shall have a duty to reasonably mitigate its damages following any Tenant default

(b) Cure of Defaults. If Tenant fails to make any payment or perform any act required to be made or performed under this Lease, Landlord, without waiving or releasing any obligation or default, may (but will be under no obligation to), at any time, and upon not less than thirty (30) days prior written notice to Tenant (except in an emergency for which Landlord shall attempt to give reasonable notice), make the payment or perform the act for the account of and at the expense of Tenant, and may enter upon the Premises for that purpose and take all actions as may be necessary to correct Tenant’s breach. No such entry will be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) so incurred, together with interest thereon at the Interest Rate from the date of payment, will constitute additional rent and will be paid by Tenant to Landlord on demand.

(c) Landlord’s Default. In the event Landlord is in default under the terms of this Lease, then in any such event, Tenant may provide written notice of such default to Landlord; provided, however in the event of an emergency resulting in danger to person or property, Tenant shall be required to give only such notice as is reasonable under the circumstances. Upon the expiration of thirty (30) days following the giving of such notice, if Landlord (i) has failed to cure such default or (ii) in the case of a default (other than the payment of money) which by its nature cannot be completely cured within such thirty (30) day period, Landlord does not within such period commence to cure the default, and diligently pursue and complete the cure in a reasonable period of time, then in either such event Tenant may do all things necessary or desirable to remedy such default and perform the obligations of Landlord which have not been fully or properly performed. Landlord will reimburse Tenant for all costs and expenses incurred by Tenant in connection with the foregoing plus interest thereon at the Interest Rate and, in addition, if Landlord fails to make such payment within thirty (30) days of Tenant’s written demand, Tenant may set off the amount of all costs and expenses incurred by Tenant in connection with the foregoing, plus interest thereon at the Interest Rate against Rent coming due under this Lease.

(d) No Waiver. No waiver by Landlord or Tenant of any breach by Tenant or Landlord shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord or Tenant to seek a remedy for any breach by Tenant or Landlord, as the case may be, be a waiver by Landlord or Tenant of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f) Waiver of Trial by Jury. Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23. Authority of Tenant and Landlord. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant to Landlord are true, correct and complete and fairly represent the financial condition of Tenant in all material respects as of the date of such statements. Landlord represents and warrants to Tenant that: (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued. Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or exemplary damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; and if Tenant shall recover a money judgment against Landlord, such judgment shall satisfied solely out of the right, title and interest of Landlord in the Property, including, without implied limitation, all rents, insurance, condemnation or other proceeds in Landlord’s possession from and after the date of Landlord’s default under this Lease, for the satisfaction of any claim by Tenant against Landlord.

25. Miscellaneous.

(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.

(f) Upon the written request of either party hereto, the parties will execute a memorandum of this Lease and other agreements herein contained in form eligible for recording in the records maintained by the Register of Deeds for the County in which the Premises are located, which memorandum shall set forth all the terms and provisions of this Lease required by law to be included in a memorandum of lease. The requesting party shall pay all fees required in connection with the recording of any memorandum of lease.

(g) Should any due date hereunder fall on a Saturday, Sunday or legal holiday, then such due date will be deemed timely if given on the first business day following such Saturday, Sunday or legal holiday.

(h) This Lease will be governed by the laws of the State of South Carolina without regard to its conflict of laws rules. Venue for any dispute under this Lease shall be proper solely before any courts located in the State of South Carolina having jurisdiction over any such dispute.

(i) Neither Landlord nor Tenant will be considered in default in any of its obligations to be performed hereunder if delay in the performance of such obligation is due to unforeseeable causes beyond its control or caused by the other party and without its fault or negligence, including but not limited to acts of God or of a public enemy, acts of the federal government or of the government of any subdivision of the state in which the Premises is located, acts or delays of the other party, fires, or other casualty occurring at the Premises, weather, freight embargoes, unavailability of materials, strikes or delays of contractors, subcontractors or materialmen (collectively, “Force Majeure”); it being the purpose and intent of this Subsection that in the event of the occurrence of any such enforced delay, the time or times for performance of such obligations will be extended for the period of the enforced delay. The provisions of this Subsection do not apply to Tenant’s obligation to pay Rent under this Lease.

(j) Landlord agrees to subordinate any statutory, constitutional or contractual lien it may now or hereafter have against Tenant’s fixtures and personal property to any lien or security interest granted by Tenant in or to any of its fixtures and personal property as security for indebtedness of Tenant or any Affiliate of Tenant. Within fifteen (15) days after request from Tenant, Landlord shall execute an agreement in favor of Tenant and Tenant’s lender with respect to Landlord’s subordination of such liens and the rights of Tenant and Tenant’s lender with respect to Tenant’s fixtures and personal property. Such agreement shall be in a form reasonably acceptable to Landlord, Tenant and Tenants lender.

(k) In the event this Lease provides that the exercise of any right by Tenant or the performance of any obligations of Tenant shall be subject to the consent or approval of Landlord, the consent or approval of Landlord shall not be unreasonably withheld, conditioned or delayed.

(l) Notwithstanding any provision to the contrary contained in this Lease except Section 21(b), in no event shall Landlord or Tenant be liable to the other party or any person claiming through or under the other party for consequential, exemplary or punitive damages.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either party may designate by notice to the other party). Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual receipt of the notice by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27. Security Deposit. Intentionally omitted.

28. Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Landlord’s Broker and Tenant’s Brokerage Consultant, and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord, brought the Building to Tenant’s attention for the lease of space therein or provided consulting services to Tenant with respect to market conditions related to the lease of the Premises and comparable properties. Tenant agrees to indemnify, defend and hold Landlord and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any liabilities, losses, costs damages and expenses (including attorneys’ fees and costs of litigation (collectively, “Losses”) that Landlord may suffer as a direct result of the inaccuracy of the foregoing statement and any claims made by Tenant’s Brokerage Consultant. Tenant agrees to pay all fees payable to Tenant’s Brokerage Consultant pursuant to a separate, written agreement between Tenant and Tenant’s Brokerage Consultant. Landlord represents and warrants to Tenant that the only broker engaged by Landlord with respect to this Lease is Landlord’s Broker. Landlord agrees to indemnify, defend and hold Tenant and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any Losses that Landlord may suffer as a direct result of the inaccuracy of the foregoing statement. Landlord agrees to pay all commissions payable to Landlord’s Broker pursuant to a separate, written agreement between Landlord and Landlord’s Broker. This Section 28 shall survive the expiration of the Term or earlier termination of this Lease.

29. OFAC. Tenant represents and warrants that neither it nor any of its officers or directors is, and that, to the actual knowledge of the signatory to this Lease, none of its employees, representatives, or agents is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental regulation, and that it will not transfer this Lease to, or knowingly contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Tenant represents and warrants that it is currently in compliance with, and shall at all times during the term of this Lease remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.

30. Tenant Improvements. Tenant acknowledges and agrees that, except as otherwise set forth in this Lease, Landlord has no obligation whatsoever to make any improvements to the Premises including the Building, it being the understanding of the parties that Tenant accepts the Premises including the Building in its current “AS IS” condition and that Tenant shall be solely obligated, at Tenant’s sole cost and expense, to make any improvements necessary for Tenant’s business operations in the Premises and to obtain any and all Permits required for Tenant’s construction of any Alterations and Tenant’s occupancy of the Premises.

31. Renewal Option. Tenant shall have the option to extend the Term of the Lease for all of the then leased Premises for two (2) additional periods of five (5) years each (each, a “Renewal Option”), under and subject to the following terms and conditions:

(a) Each renewal term (each, a “Renewal Term”) shall be for a five (5)-year period commencing on the day immediately following the expiration of the initial Term of the Lease or the prior Renewal Term and expiring on the day immediately preceding the fifth (5th) anniversary thereof. Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least three hundred sixty-five (365) days prior to the expiration date of the initial Term of this Lease or the prior Renewal Term, time being of the essence.

(b) As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord, there shall be no Event of Default and this Lease shall be in full force and effect.

(c) In the event Tenant shall timely exercise a Renewal Option, the terms and conditions of this Lease shall be applicable to the additional period of this Lease, except that Annual Base Rent during a Renewal Term shall be the Market Rate (defined below), but in no event less than the Annual Base Rent for the last year of the initial Term or prior Renewal Term plus three percent (3%), with annual escalations of no less than three percent (3%). The “Market Rate” shall be reasonably determined by Landlord by reference to Class A manufacturing and warehouse spaces with ancillary office space of comparable size, location, and condition with ESFR systems in the Greenville, South Carolina, Spartanburg, South Carolina and other upstate South Carolina areas (the “Submarket”). In any determination of the Market Rate appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the extent of the tenant’s liability under the lease, brokerage commissions, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length of the lease term, credit guarantees, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy. In the event that Tenant disagrees with Landlord’s determination of the Market Rate, Tenant shall so notify Landlord within fifteen (15) business days after receipt of Landlord’s determination, which initial Landlord determination shall be given via notice to Tenant no later than thirty (30) days after Tenant’s exercise of a Renewal Option, Within ten (10) business days after Landlord’s receipt of such notification, each of Landlord and Tenant shall appoint a licensed real estate broker who has at least ten (10) years of experience as a broker in the Submarket and shall notify the other of such appointment. If either party fails to timely appoint such a broker, then such party shall be deemed to have waived its right to appoint a broker and the determination by the other party’s broker shall control. If both parties appoint such a broker, then within fifteen (15) days the two brokers shall together appoint a third licensed broker who also meets such criteria. Within an additional fifteen (15) days, the brokers so chosen by the parties and the third broker shall determine their respective proposed fair market rental values, using the standard set forth above. The Market Rate for the Premises during the Renewal Term shall be the mean of the two closest rental rate determinations. Each party shall pay all costs, fees and expenses of the broker selected by it and the parties shall equally share the cost of the third broker.

(d) Except as set forth in this Section 31, there shall be no further options to renew or extend the Term of the Lease.

32. Termination of Existing Lease. Landlord and Tenant acknowledge that this Lease is intended to replace the existing Lease between Landlord and Tenant dated June 8, 2010, as amended by Lease Extension/Modification Agreement dated as of June 29, 2011, as further amended by Second Lease Extension/Modification Agreement dated as of August 1, 2011, as further amended by Third Lease Extension/Modification Agreement dated as of January 1, 2014, as further amended by Fourth Lease Extension/Modification Agreement dated as of March 9, 2017 (collectively, the “Existing Lease”). As of the Commencement Date, Landlord and Tenant agree that this Lease shall replace and supersede the Existing Lease in its entirety.

[signatures on following page]

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:	Landlord:

Date signed:	SMITH DEVELOPMENT COMPANY, INC., a South Carolina corporation

3-21-18	By:	/s/ C. Michael Smith
	Name:	C. Michael Smith
	Title:	President

Tenant:

Date signed:	PROTERRA INC., a Delaware corporation

3-21-18	By:	/s/ Ryan Popple
	Name:	Ryan Popple
	Title:	President and CEO

RIDER

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party mean such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Business Day” or “business day” means any day which is not (a) a Saturday, Sunday or legal holiday in the State of South Carolina, or (b) a day on which banking institutions are authorized or obligated by law or executive order to be closed in the State of South Carolina.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 12% on a per annum basis. “Landlord’s Broker” means CBRE.

“Landlord Indemnitee” shall mean Landlord’s affiliates, mortgagees, if any, and their respective officers, shareholders, directors, employees, agents and representatives, as well as the officers, shareholders, directors, employees, agents and representatives of Landlord.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair consistent with a first class industrial building in the Submarket.

“Monthly Rent” means the monthly installment of Annual Base Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“OFAC” has the meaning set forth in Section 29 of this Lease.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible actually paid or incurred by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators; (iv) the cost of trash collection, (v) snow removal, and grounds-keeping and landscaping of the Premises; (vi) the costs and charges of any easements and campus associations of which the Property is a part; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, MO the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements, subject to the provisions of Section 9 of this Lease, and (ix) an annual management and administrative fee not to exceed three and one-half percent (3.5%) of Annual Base Rent paid by Tenant under this Lease. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building or improvements located on the Premises, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (v) the costs of capital improvements by Landlord to the Building footings, foundations, structural steel columns and girders subject to the provisions of Section 9 of this Lease, (vi) repairs or other work (including rebuilding) occasioned by fire, windstorm or other casualty or by condemnation for which Landlord is compensated by insurance or condemnation proceeds; (vii) any other costs for which Landlord is compensated by insurance proceeds or warranties; and (viii) the repair of any latent defects in the Premises. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Permits” means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.

“Property” means the Land, the Building, other improvements located on the Land, and all appurtenances to them.

“Renewal Option” has the meaning set forth in Section 31 of the Lease. “Renewal Term” has the meaning set forth in Section 31 of the Lease.

“Rent” means the Annual Base Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Brokerage Consultant” means Pintail Capital Partners, LLC, a South Carolina limited liability company.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the portion of the Building leased by Tenant by the rentable square feet of the Building, as set forth in Section 1 of this Lease, which the parties acknowledge and agree is 100% since Tenant is leasing the entire Building.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

EXHIBIT “A”

DESCRIPTION OF LAND

All that certain piece, parcel or tract of land with all improvements thereon, situate, lying and being on the southeastern side of Dairy Road — Frontage Road near 1-85 in the County of Greenville. State of South Carolina, and being shown and designated as 11.563 acres, more or less, according to “Boundary Survey for Orders Distributing Company, Inc.” prepared by Wooten Surveying Co., dated December 21, 1994 and recorded in the ROD office for Greenville County in Plot Book 29-K at Page 14, said plot being incorporated herein for a complete metes and bound description of the subject property. See also a plot entitled “Right of Way Plot for Whitlee Court” prepared by Site Design, Inc. dated January 28, 1998 and recorded in Plot Book 40-Z at Page 41. The latter plot shows the effect of the dedication of a right of way for Whitlee court on the subject property.